Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
To the stockholders and board of directors
AmTrust Financial Services, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑147867 and 333-166943) on Form S-8 of AmTrust Financial Services, Inc. of our report(s) dated March 16, 2018, with respect to the consolidated balance sheets of AmTrust Financial Services, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement schedules I to IV and VI (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of AmTrust Financial Services, Inc.
Our report dated March 16,2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that AmTrust Financial Services, Inc. did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management concluded there was a material weakness related to ineffective control activities over the measurement of deferred acquisition costs, valuation of goodwill and intercompany eliminations for specific internal service management subsidiaries and intercompany agreements as a result of an insufficient complement of personnel with adequate time to design, implement, and operate these controls.
Our report dated March 16, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, contains an explanatory paragraph that states AmTrust Financial Services, Inc. acquired AHC Insurance Company (formerly named AmeriHealth Casualty Insurance Company), Automotive Assurance Group, LLC, Dent Wizard Ventures Limited, and PDP Group during 2017, and management excluded these businesses from its assessment of the effectiveness of AmTrust Financial Services, Inc.’s internal control over financial reporting as of December 31, 2017. Our audit of internal control over financial reporting of AmTrust Financial Services, Inc. also excluded an evaluation of the internal control over financial reporting of AHC Insurance Company, Automotive Assurance Group, LLC, Dent Wizard Ventures Limited and PDP Group.

(signed) KPMG LLP
New York, New York
March 16, 2018